Exhibit 10.4

PRUDENTIAL FINANCIAL, INC

Terms and Conditions of the

2010 Special Restricted Stock Unit Grant

(Applicable to Special Restricted Stock Units Granted on February 9, 2010)

IMPORTANT NOTICE

This document is intended to help you understand the main features of your special Restricted Stock Unit Award under the Prudential Financial, Inc. Omnibus Incentive Plan (the Plan). You should refer to this document only for this particular Restricted Stock Unit Award.

This document is not a substitute for the official Plan documents, which govern the operation of the Plan. All terms and conditions of the Plan, including your eligibility and any benefits, will be determined pursuant to, and are governed by, the provisions of the Plan documents. If there is any discrepancy between the information in this document or in any other materials relating to the Plan and the actual Plan documents, or if there is a conflict between information discussed by anyone acting on behalf of Prudential and the actual Plan documents, the Plan documents, as interpreted by the Compensation Committee as the Plan administrator in its sole discretion, will always govern.

Prudential may, in its sole discretion, modify, amend, suspend, or terminate the Plan or any and all of the policies, programs and plans described in this document in whole or in part, at any time, without notice to or consent of any Participant to the extent permissible under applicable law.

Nothing contained in this document, or in any other materials related to the Plan, is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of Prudential for any particular period of time. For US Participants only employment with Prudential is employment-at-will; this means that either you or Prudential may terminate the employment relationship or association at any time, with or without cause or notice.

Special Restricted Stock Unit Award

This document contains the principal terms and conditions applicable only to these special Restricted Stock Units granted to employees under the Prudential Financial Inc. Omnibus Incentive Plan (the Plan) in 2010.

PART A: General terms and conditions

1.	Purpose

The Restricted Stock Unit Award is made available to employees, subject to the terms of the Plan, and is designed to strengthen the links between leadership, motivation and consistent performance. Employees selected to receive an Award of Restricted Stock Units will be advised of the Award made to them in their own personalized compensation statement or a communication from their manager.

The grant of a Restrict Stock Unit Award is subject to the terms and conditions contained in the Plan document. This document describes the principal terms and conditions of the Award granted to employees under the Plan (the Terms). The Schedule to these Terms contains the definitions used in these Terms. If there is any discrepancy between these Terms and the Plan document, or if there is a discrepancy between any information given by anyone acting on behalf of any member of the Company Group and the Plan document, the Plan document, as interpreted by the Compensation Committee, will always govern.

2.	Eligibility and grants

Grants of any Awards under the Plan are entirely at the sole discretion of Prudential.

A grant of an Award under the Plan on one occasion does not give an employee the right to any further grant at any time in the future.

3.	Acceptance of an Award

An employee granted an Award may accept the Award in any manner specified by the Compensation Committee (or the Company Group) and may be deemed to have accepted an Award if the employee has not declined the grant of that Award (in whole or in part) within any period of time specified by the Compensation Committee (or the Company Group) and notified to the employee.

By accepting an Award, a Participant will be responsible for complying with any Applicable Laws relating to:

(i)	the acquisition, holding and sale of shares of Common Stock acquired under the Plan; and

(ii)	the opening and maintaining of a U.S. brokerage account.

The Applicable Laws may change and Participants should seek their own professional legal, financial and taxation advice in relation to their participation in the Plan.

4.	Taxes

Prudential or any member of the Company Group, as appropriate, has the right to deduct, report and account for any taxes or other obligations required to be withheld by law in connection with an Award. Prudential (or, as appropriate, any other member of the Company Group) may require a Participant to pay to Prudential (or, if appropriate, any other member of the Company Group) the amount necessary to satisfy any such taxes or other obligations and may defer delivery of shares of Common Stock under the Plan to a Participant until such withholding is satisfied. On the Vesting of Restricted Stock Units, Prudential or, if appropriate, any other member of the Company Group, will have the right to withhold, either through payroll, through the withholding of sufficient shares of Common Stock or otherwise, in order to satisfy any applicable withholding requirements on the Vesting of Restricted Stock Units. Participants will be responsible for ensuring that their own tax affairs in connection with the Plan are in order.

5.	Value of Awards

Prudential makes no representation as to the future value of any Award under the Plan or whether any profit will be realized with respect to any Award. Past performance may not be a reliable guide to future performance. Investments may fall as well as rise in value. By accepting the grant of an Award, a Participant agrees that Prudential and the other members of the Company Group are not responsible for foreign exchange fluctuations between the Participant’s local currency and the U.S. dollar and are not liable for any decrease in the value of shares of Common Stock. Changes in exchange rates may have an adverse effect on the value, price or income of the securities.

6.	Covenant not to solicit; other terms and restrictions

(a)	Restrictions during Employment: By accepting the grant of an Award a Participant agrees that during Employment, the Participant will not, other than on behalf of the Company Group or as may otherwise be required in connection with the performance of the Participant’s duties on behalf of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than the Participant’s administrative assistant) to leave Employment (Induce Departures).

(b)	Post-Employment restrictive covenants, acknowledgements and representations: By accepting the grant of an Award a Participant agrees that following the termination of the Participant’s Employment:

(i)	Until the original latest Vesting date of the Award or, if ending later, for a period of one year after the termination of the Participant’s Employment for any reason the Participant will not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any employee of the Company Group (other than the Participant’s administrative assistant) or any former employee of the Company Group within 60 days of that former employee’s cessation of Employment with the Company Group;

(ii)	If the Participant voluntarily resigns in circumstances qualifying for Approved Retirement, the Participant will not compete with the Company Group in any business in which the Company Group is engaged on the last date of the Participant’s Employment that operates in any geographic area in which the Company Group operates as of the Participant’s last date of Employment, for a period of one year following the Participant’s termination of Employment or until the original latest Vesting date of the Award, whichever is the shorter period; and

(iii)	The Participant could earn a living while fully complying with all of the provisions, restrictions and covenants contained in these Terms. The Participant acknowledges that Prudential provides a wide range of insurance, investment management and other financial products and services to customers throughout the world and that the restrictions contained in these Terms are reasonable and necessary to protect Prudential’s legitimate interests in its confidential information, trade secrets, customer relationships, and investment in the training and development of its employees.

(c)

Restrictions separable and divisible: By accepting the grant of an Award a Participant acknowledges and accepts the restrictions imposed by subsections 6(a) and (b) of Part A of these Terms and that each restriction will be construed as separate and divisible from every other restriction. If any provision contained in the Plan or these Terms is for any reason held invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provision of the Plan or these Terms, and the Plan or these Terms will be construed as if the invalid, illegal or unenforceable provision had not been included in the Terms. It is the intention of the parties that if any of the restrictions or covenants contained in these Terms is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, that provision will not be null, void and of not effect, but to the extent the provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction will construe and interpret or reform the Terms to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in these Terms) as will be valid and enforceable under the Applicable Law. Prudential may waive any restriction or any breach in circumstances that it determines do not adversely affect its interests, but only in writing signed by its Senior Vice President, Human Resources (or the successor to his or her human resource responsibilities), or his or her delegate. No waiver of a breach of a restriction will be deemed a waiver of any other breach.

(d)	Remedies: By accepting the grant of an Award a Participant agrees that the restrictions in subsections 6(a) and (b) of Part A of these Terms are fair, reasonable and necessary, and are reasonably required for the protection of Prudential and any other member of the Company Group. The Participant agrees and acknowledges that the amount of damages that would derive from the breach of any restriction is not readily ascertainable and that the restrictions are a significant portion of the consideration that the Participant conveys to Prudential in consideration of the grant of an Award. Accordingly, if a Participant fails to execute and submit or revokes a Release or breaches any of the restrictive covenants set out in subsections 6(a) and (b) of Part A of these Terms, all of the Participant’s outstanding Awards will be cancelled immediately on the date of that failure, as determined in the sole discretion of the Compensation Committee or its delegate. If a Participant breaches any of the restrictive covenants set out in subsections 6(a) and (b) of Part A of these Terms, in addition to any equitable relief available to Prudential as outlined below, the Participant will transfer to Prudential Common Stock (rounded to the nearest whole share) equal in value (using the current Market Value of Common Stock on the date the letter of notification of the breach is dated) to the profit realized by the Participant under the Plan occurring (I) in the case of any breach while the Participant is an employee of the Company Group, within twelve (12) months before the date of the breach or at any time after the date of such breach; or (II) in the case of a breach after the termination of the Participant’s Employment, within six (6) months before the date on which the Participant’s Employment terminated or at any time after the date of such termination of Employment. For the avoidance of doubt, the term “profit” referred to in the preceding sentence will be equal to, in the case of any Restricted Stock Unit Award, the sums (determined separately for each grant payable within the applicable period established pursuant to such sentence) of (i) the Market Value of a share of Common Stock on the date of payment times (ii) the number of shares of Common Stock acquired or acquirable. The Participant will pay any such amount (in the form of Common Stock) to Prudential within five (5) business days of the date Prudential notifies the Participant that a breach of the provisions of this Section 6 has occurred. If payment is not made within that period, any subsequent payment will be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of the breach is sent to the Participant by Prudential, plus two (2) percent. Interest payments will be made in cash. A Participant also acknowledges that the damages to Prudential for any breach of subsections 6(a) or (b) of Part A of these Terms would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential will have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the restriction. Further, a Participant consents to the issue of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

7.	Compliance with Applicable Laws

Awards granted under the Plan and Prudential’s obligation to deliver shares of Common Stock under these Terms will be subject in all respects to (a) all Applicable Laws, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee determines to be necessary or applicable. Shares of Common Stock may not be delivered to a Participant if their receipt would be contrary to any Applicable Laws or the rules of any applicable stock exchange.

8.	Investment representation

If at the time of delivery of any shares of Common Stock under the Plan, the Common Stock is not registered under the United States Securities Act of 1933, as amended (the Securities Act), or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, a Participant will, if requested by the Compensation Committee, execute, before the delivery of any shares of Common Stock, an agreement (in the form the Compensation Committee specifies) in which the Participant represents and warrants that the Participant is acquiring the shares for the Participant’s own account, for investment only and not with a view to the resale or distribution of the shares, and agrees that any subsequent offer for sale or distribution of any kind of such shares will be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold; or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming that exemption, the Participant will, before any offer for sale of the shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Compensation Committee, from counsel for or approved by the Compensation Committee, as to the applicability of the exemption.

9.	Governing law

A Participant acknowledges that Prudential is organized under the laws of the State of New Jersey and maintains its headquarters in Newark, New Jersey. The Participant further acknowledges that Prudential has an interest in ensuring the uniform interpretation and application of these Terms to all Participants. Accordingly, Prudential and the Participant agree that the Plan and these Terms will be governed by the laws of the State of New Jersey, without giving effect to its conflict of law provisions.

10.	Electronic delivery and acceptance

By accepting an Award under the Plan, a Participant agrees, to the fullest extent permitted by Applicable Laws, in lieu of receiving documents in paper format to accept electronic delivery of any documents that any member of the Company Group may be required to deliver in connection with the Plan. Electronic delivery of a document may be via e-mail or by reference to a location on a member of the Company Group’s intranet site or a designated third-party vendor’s internet site.

11.	No rights as a shareholder

A Participant does not have any rights as a shareholder in Prudential by virtue of the grant of an Award under the Plan, but only with respect to shares of Common Stock, if any, delivered to the Participant in accordance with the Plan and these Terms.

12.	Section 409A

Notwithstanding any provision of the Plan to the contrary, no acceleration of the time or schedule of any delivery of shares or other payment related to an Award will be permitted to the extent necessary to comply with Code Section 409A and the final regulations issued under Section 409A. The Compensation Committee may amend, modify, adjust or supplement any provision of the Plan without a Participant’s consent if the Compensation Committee determines that the amendment, modification, adjustment or supplementation is required or advisable for an Award or Prudential to comply with, or not violate, any Applicable Laws, regulation or rule, including, without limitation, Code Section 409A.

13.	Other terms

Participation in the Plan does not entitle an employee of the Company Group to any benefit other than that granted under the Plan. Any benefits granted under the Plan will not be deemed to be compensation under any pension plan or other retirement plan, welfare plan or any compensation plan or program maintained by any member of the Company Group, and will not be considered as part of compensation for the purposes of calculating pension, profit-sharing, bonuses, service awards, or in the event of severance, redundancy or resignation.

Prudential may modify, amend, suspend or terminate the Plan or any and all of the policies, programs and terms of the Plan in whole or in part, at any time, without notice to or with the consent of Participants.

If shares of Common Stock are, or are to be, delivered in a manner not specifically authorized by the Plan, (i.e., in “Error”), Prudential will be entitled to correct the Error, including reversing the transaction and recouping any Common Stock or gain that might be delivered as a result of the Error.

The English language version of any documents provided in connection with the Plan will prevail in the case of any ambiguities or divergences as a result of the translation of the document into any other language.

Participation in the Plan is not intended to constitute or create a contract of employment nor does it constitute or create the right to remain associated with or in the employ of any member of the Company Group for any particular period of time. Participation in the Plan does not affect in any way a member of the Company Group’s right to terminate an employee’s Employment at any time, with or without cause, and does not form part of an employee’s employment contract, if any.

PART B: Terms and conditions applicable to Restricted Stock Units

1.	Restricted Period

The restricted period (the Restricted Period) with respect to the Restricted Stock Units will begin on the Grant Date and lapse (i.e, vest) annually as to one-third of the Restricted Stock Units on each of the first three anniversaries of the Grant Date (each successive anniversary of the Grant Date in the Restricted Period is deemed a Payment Date).

2.	Settlement of Restricted Stock Units

Subject to the terms and conditions of the Plan and subject to the Participant’s continued Employment through the applicable Payment Date, as soon as administratively practicable after the date any Restricted Stock Units vest (but not later than the end of the calendar year in which the Restricted Stock Units vest), the Participant will receive a number of shares of Common Stock equal to the number of Restricted Stock Units that have become vested, less any taxes or other deductions required by Applicable Law.

3.	Vesting or forfeiture of Restricted Stock Units following termination of Employment in specific circumstances

A Participant’s outstanding Restricted Stock Units will automatically be forfeited and cancelled on the termination of the Participant’s Employment and no shares of Common Stock may thereafter be issued with respect to the Restricted Stock Units, except in the specific circumstances set out in the table below:

Restricted Stock Units

Type of Termination of Employment	Vesting Status

Voluntary Resignation	All outstanding Restricted Stock Units are immediately forfeited.

Restricted Stock Units

Type of Termination of Employment	Vesting Status

Approved Retirement

If the Participant retires in 2010 with less than 3 months of active service, all Restricted Stock Units will immediately be forfeited.

If the Participant retires in 2010 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive , as soon as administratively practicable following each successive Payment Dates (but in all events not later than the end of the calendar year in which the applicable Payment Date occurs), shares of Common Stock equal to one third ( 1 /3) of the pro-rated(1) number of Restricted Stock Units outstanding at the time of the Participant’s termination of Employment. The remainder of the Restricted Stock Units will be forfeited. If the Participant does not execute a Release, all Restricted Stock Units will be forfeited on the last date of Employment.

If the Participant retires after 2010 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive shares of Common Stock in respect of his or her remaining Restricted Stock Units at the same time and in the same amounts that would have been payable had the Participant remained in Employment. If the Participant does not execute a Release, all Restricted Stock Units will be forfeited on the last date of Employment.

Termination for Cause

All outstanding Restricted Stock Units are immediately forfeited.

The Compensation Committee may require the Participant to pay any payment, profit, gain or other benefit (including, but not limited to, any dividends or Dividend Equivalents) in respect of the Restricted Stock Units or any prior restricted stock units or Awards received within a period of twelve (12) months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment was terminated for any other reason.

Death (while an active employee)	All outstanding Restricted Stock Units become fully vested and the Participant’s estate will receive shares of Common Stock as soon as administratively practicable (but not later than 74 days) thereafter.

Restricted Stock Units

Type of Termination of Employment	Vesting Status

Disability	All outstanding Restricted Stock Units become fully vested and the Participant will receive shares of Common Stock as soon as administratively practicable (but not later than 74 days) thereafter.

Involuntary Termination for any other reason	If a Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), a pro-rated(2) number of such Participant’s then outstanding Restricted Stock Units will vest and the Participant will receive shares of Common Stock as soon as administratively practicable (but not later than 74 days) after the Participant’s termination of Employment. The remainder of the Restricted Stock Units will be forfeited. If the Participant does not execute a Release, all Restricted Stock Units will be forfeited on the last date of Employment.

Change of Control	All Restricted Stock Units will become vested and the Participant will normally receive shares of Common Stock; unless the entity that acquires control honors, assumes, or substitutes new rights for the Restricted Stock Units with substantially equivalent or better rights, terms, conditions and values as determined by the Compensation Committee. Alternatively, the Compensation Committee may, at its sole discretion, provide for payment in cash based on the Change of Control price.

(1)	Pro-ration is based on the number of months of active service during that year divided by 12. The remaining balance will be forfeited as of the date of retirement.
(2)

Pro-ration is based on the number of months of active service since the beginning of the calendar year in which the Grant Date occurred (or, if less, since the beginning of the calendar year in which the last Payment Date occurred) divided by the remainder of (i) 36 minus (ii) the product of (A) 12 and (B) the number of anniversaries of the Grant Date that have occurred prior to the date of termination of Employment.

4.	Section 409A

Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Code Section 409A and the final regulations issued under Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A and the final regulations, on termination of the Participant’s employment with any member of the Company Group, delivery of shares of Common Stock may not be made before the date that is six (6) months after the date of such termination of Employment (or, if earlier, the date of the Participant’s death). In addition, to the extent necessary to comply with the requirements of Code Section 409A and the final regulations issued under Code Section 409A, if an award of Restricted Stock Units is treated as deferred compensation subject to such Code Section 409A, no distribution will be made (although vesting will accelerate to the extent otherwise provided above) in respect of such award upon the occurrence of a Change of Control unless such event qualifies as a change in the ownership of a corporation, change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of such Code Section 409A and the final regulations issued thereunder.

5.	Dividend Equivalents

A Participant granted Restricted Stock Units will be eligible to receive Dividend Equivalents on the Restricted Stock Units based on any regular cash dividends declared on Common Stock from the Grant Date until the Payment Date (or until the date of forfeiture, if sooner). Any Dividend Equivalents will be paid in cash as soon as administratively practicable (but not more than 74 days) after the related cash dividends are paid to Common Stock holders, unless determined otherwise by the Compensation Committee. Any Dividend Equivalents payable under the Plan will be treated as separate payments from the underlying Restricted Stock Units for purposes of Section 409A of the Code. There will be no reinvestment option or earned interest credits on any Dividend Equivalent.

DEFINITIONS

For the purposes of the Terms, the following words and expressions have the meanings ascribed to them.

Applicable Laws – applicable laws, rules and regulations relating to any Awards made under the Plan or otherwise relating to the Plan;

Approved Retirement – termination of a Participant’s Employment:

(i)	on or after the Participant’s normal retirement date or any early retirement date established under any defined benefit pension plan maintained by a member of the Company Group in which the Participant participates; or

(ii)	when the Participant has reached age fifty-five (55) with a minimum of five years’ service.

Approved Retirement does not apply to any Participant who has an Agent Emeritus contract with any of Prudential’s insurance affiliates or to a Participant whose Employment is terminated for Cause, even if, in either case, the Participant is receiving retirement benefits or is otherwise eligible for retirement or has satisfied the conditions in (ii) above.

Award – the grant of Restricted Stock Unit.

Board – the board of directors of Prudential.

Cause – includes but is not restricted to any of the following (as determined by the Compensation Committee): (i) dishonesty, fraud or misrepresentation; (ii) inability to obtain or retain appropriate licenses; (iii) violation of any rule or regulation of any regulatory agency or self-regulatory agency; (iv) violation of any policy or rule of Prudential or any subsidiary; (v) commission of a crime; (vi) breach by a Participant of any covenant or agreement with any member of the Company Group not to disclose or misuse any information pertaining to, or misuse any property of, any member of the Company Group, or (vii) any act or omission detrimental to the conduct of the business of any member of the Company Group.

Change of Control – occurs, in general, when (i) any person or entity outside of Prudential acquires, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of Prudential or of the combined assets of Prudential (and its subsidiaries); (ii) the composition of Prudential’s Board of Directors changes over a 24-month period such that the Incumbent Directors no longer constitute a majority of the Board of Directors; (iii) a Corporate Event completes and immediately following completion the shareholders of Prudential immediately before the Corporate Event do not hold, directly or indirectly, a majority of the voting power of, in the case of (a) a merger or consolidation, the surviving or resulting corporation; (b) a share exchange, the acquiring corporation; or (c) a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than twenty-five percent (25%) of the consolidated assets of Prudential immediately before the Corporate Event; or (iv) any other event that the Board declares to be a Change of Control.

No change of control occurs on an underwritten offering of the equity securities of Prudential when no person or entity acquires more than twenty-five percent (25%) ownership in such securities. The Plan document details how a Change of Control will be determined in various types of acquisitions and corporate reorganization events (including sales of assets), and the document’s terms govern any determination that a Change of Control has occurred.

Code – the United States Internal Revenue Code of 1986, as amended.

Common Stock – a share of Common Stock in Prudential.

Company Group – Prudential and/or its subsidiaries.

Compensation Committee – the Compensation Committee of the Board of Directors of Prudential, which administers the Plan.

Corporate Event – a merger, consolidation, recapitalisation or reorganisation, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of Prudential which has been approved by the shareholders of Prudential.

Disability – means, with respect to any Participant, long-term disability as defined under the welfare benefit plan maintained by the member of the Company Group in which the Participant participates and from which the Participant is receiving a long-term disability benefit. In jurisdictions outside the United States where long-term disability is covered by a mandatory or universal program sponsored by the government or an industrial association, receipt of long-term disability benefit from such a program is considered to have met the disability definition of the Plan.

Dividend Equivalent – an amount paid in lieu of dividends declared on Common Stock during a period that an applicable Award is outstanding.

Employment – means employment with any member of the Company Group.

Grant Date – with respect to an Award, the date on which it is granted under the Plan.

Incumbent Directors – with respect to any period of time specified under the Plan for the purposes of determining a Change of Control, the persons who were members of the Board at the beginning of the period, including any director elected to the Board or nominated for election to the Board by a majority of the Incumbent Directors.

Market Value – means, on any date, the price at which shares of Common Stock were last traded on that date on the New York Stock Exchange or, if there are no transactions on that date, the closing price on the immediately preceding date on which there was a transaction. For the purposes of determining the taxable income from Restricted Stock Units, it should be noted that in some countries there are specific rules that set out how Market Value is determined. Where applicable, any particular rules should be noted in the country specific Q&A’s.

Participant – any employee of a member of the Company Group who holds an outstanding Award granted under the Plan.

Payment Date – the dates on which the continuing service requirement applicable to one-third of the Restricted Stock Units are scheduled to lapse, as specified by the Compensation Committee at the Grant Date, which occur on the first three anniversaries of the Grant Date.

Plan – the Prudential Financial, Inc. Omnibus Incentive Plan, a stock-based compensation plan adopted by the Board of Directors and ratified by the shareholders of Prudential in June 2003.

Prudential – Prudential Financial, Inc., a New Jersey corporation, and any successor to Prudential Financial, Inc.

Release – a Separation Agreement and General Release (in connection with an involuntary termination of employment for any reason other than Cause) or a General Release of Claims (in connection with a voluntary termination of employment), whichever is appropriate, in a form and with terms and conditions (including but not limited to, non-solicitation of employees and business of any member of the Company Group) satisfactory to Prudential.

Restricted Stock Unit – a conditional right (which is subject to forfeiture and transfer restrictions) granted under the Plan to receive one share of Common Stock at the end of a period of time specified by the Compensation Committee at the Grant Date.

Vest – when a Participant is entitled to receive one share under a Restricted Stock Unit, as appropriate, and “Vested” and “Vesting” will be construed accordingly.

SCHEDULE 1

COUNTRY SPECIFIC VARIATIONS

UNITED STATES

The following term will also apply:

If a Participant is an executive officer subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (Executive Officers), or has otherwise been identified as a senior officer subject to the Share Ownership Guidelines as amended by the Board of Directors of Prudential from time to time (Guidelines), then the Participant agrees to retain ownership of 50% of the net shares of Common Stock (after payment of the Grant Price, if any, and applicable fees and taxes) acquired on exercise of an Option or the vesting of an Award until the first anniversary of the acquisition of that Common Stock. For senior officers who are not Executive Officers; these guidelines will cease to apply once the Participant has satisfied the Guidelines or, if earlier, upon termination of the senior officer’s employment. Once the Participant has satisfied this holding period, the Participant may dispense of any shares of Common Stock held in excess of the Guidelines, subject to the Personal Securities Trading Policy, including the “Reporting Responsibilities and Procedures for Section 16 Officers and Directors and Control Persons of Prudential” as then in effect.

All Restricted Stock Units granted to a Participant who is a covered employee under Code Section 162(m) are subject to the additional requirement that the maximum aggregate amount payable to such a Participant in respect of such Award may not exceed six-tenths of one percent (0.6%) of Adjusted Operating Income (as defined in the Plan) for the most recently reported year ending December 31st before the year payment is made in respect of such Award. Notwithstanding any provision in these Terms and Conditions to the contrary, if a Participant is a “covered employee” within the meaning of Code Section 162(m), any pro-rated payment the Participant would otherwise be entitled to receive under and subject to the otherwise applicable conditions set forth herein in connection with (i) an Approved Retirement or (ii) an Involuntary Termination other than for Cause, Approved Retirement, death or Disability, will nonetheless be subject to the satisfaction of the condition set forth in the immediately preceding sentence, and in addition payment in respect of any Award on account of any Involuntary Termination described in subclause (ii) will not be made until after the close of the calendar year in which such Involuntary Termination of Employment occurs (but not later than March 15 of such subsequent calendar year).

SCHEDULE 2

FORM FOR DECLINING AN AWARD

If you wish to decline the Restricted Stock Units granted to you under the Prudential Financial, Inc. Omnibus Incentive Plan you should complete and return this form by facsimile on or before the date three weeks after the Grant Date to Stock Plan Administration c/o Carol Hesse at (973)-367-8251 or by certified mail with return receipt, postmarked on or before the date three weeks after the Grant Date to Stock Plan Administration c/o Carol Hesse, 751 Broad Street, 17th Floor, Newark, New Jersey 07102. Please note that once you decline the grant of an Award, that Award (including, but not limited to, any rights, payments, interests or benefits you have or may have under, related to or associated with, that Award) will be cancelled and terminated immediately.

I,                                          , hereby decline the grant of:

Check as appropriate

(i)	all of the Restricted Stock Units	☐

granted to me in 2010 under the terms of the Prudential Financial, Inc. Omnibus Incentive Plan.

Signed

Dated